4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com
CF Industries Holdings, Inc. Reports First Half 2020
Net Earnings of $258 Million, EBITDA of $786 Million
Strong Execution and Favorable U.S. Planting Conditions Drive Record Sales Volumes
Positive Global Demand Supports Improved 2021 Nitrogen Outlook

DEERFIELD, IL—August 5, 2020—CF Industries Holdings, Inc. (NYSE: CF), a leading global fertilizer and chemical company, today announced results for its first half and second quarter ended June 30, 2020.

Highlights
•First half net earnings of $258 million(1), or $1.20 per diluted share; EBITDA(2) of $786 million; adjusted EBITDA(2) of $808 million
•Second quarter net earnings of $190 million, or $0.89 per diluted share; EBITDA of $472 million; adjusted EBITDA of $490 million
•Trailing twelve month net cash from operating activities of $1,530 million, free cash flow(3) of $973 million
•Lowest 12-month rolling average recordable incident rate in company history as of June 30, 2020
•Company operations and logistics capabilities have not experienced pandemic-related disruptions to date
•Company record first half total sales volumes, exceeding 10 million product tons for first time
•Company record first half sales volumes for urea, ammonium nitrate (AN), diesel exhaust fluid (DEF)

“The first half of 2020 demonstrated the resilience of our business model and outstanding performance by the CF team in a difficult and uncertain environment,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We maintained our focus on protecting the health and well-being of our employees, operated safely and met strong customer demand, helping us achieve record first half sales volumes. Looking forward, we believe that our strong operational focus and cost-advantaged network, along with improving global industry fundamentals, will support our cash generation capability and our continued ability to create long-term shareholder value.”

Operations Overview

CF Industries, whose operations are designated as part of the “critical infrastructure” in each country in which it operates, continues to manage and respond actively to the COVID-19 pandemic. Due to the company’s safety culture and the precautionary measures put in place across its network to limit potential exposure to the virus, operations have not been disrupted by the COVID-19 pandemic. These precautionary measures extend to contractors performing scheduled maintenance and turnaround projects at company locations. Since the onset of the pandemic, CF has had a small number of employees test positive for COVID-19, which has not affected the company’s ability to maintain safe staffing levels.

________________________________________________________________
(1)Certain items recognized during the first half of 2020 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

As a result, the company has continued to operate safely and efficiently. As of June 30, 2020, the company’s 12-month rolling average recordable incident rate was 0.31 incidents per 200,000 work hours, the lowest level ever recorded by the company.

Gross ammonia production for the second quarter of 2020 was approximately 2.5 million tons, and was approximately 5.2 million tons for the first half of 2020. The company expects gross ammonia production during the second half of 2020 to be lower than in the first half due to scheduled maintenance and turnaround activity.

Financial Results Overview

For the first half of 2020, net earnings attributable to common stockholders were $258 million, or $1.20 per diluted share; EBITDA was $786 million; and adjusted EBITDA was $808 million. These results compare to first half of 2019 net earnings attributable to common stockholders of $373 million, or $1.67 per diluted share; EBITDA of $973 million; and adjusted EBITDA of $936 million.

Net sales in the first half of 2020 were $2.2 billion compared to $2.5 billion in the first half of 2019, reflecting lower average selling prices partially offset by higher sales volumes. Average selling prices for the first half of 2020 were lower than the first half of 2019 across all segments due to increased global supply availability as lower global energy costs drove higher global operating rates. Additionally, the first half of 2020 did not experience the logistical issues in North America that limited supply and resulted in higher prices at some inland locations in the first half of 2019. Factors affecting sales volumes in the first half of 2020, which were higher across all segments compared to the first half of 2019, include more favorable weather that allowed greater fertilizer application during the spring compared to the prior year period and an increase in planted corn acres in the United States.

Cost of sales for the first half of 2020 was lower than the first half of 2019 due to lower realized natural gas costs, partially offset by the impact of higher sales volumes.

In the first half of 2020, the average cost of natural gas reflected in the company’s cost of sales was $2.20 per MMBtu compared to the average cost of natural gas in cost of sales of $3.15 per MMBtu in the first half of 2019.

For the second quarter of 2020, net earnings attributable to common stockholders were $190 million, or $0.89 per diluted share; EBITDA was $472 million; and adjusted EBITDA was $490 million. These results compare to second quarter 2019 net earnings attributable to common stockholders of $283 million, or $1.28 per diluted share; EBITDA of $672 million; and adjusted EBITDA of $631 million.

Net sales in the second quarter of 2020 were $1.2 billion compared to $1.5 billion in the second quarter of 2019, reflecting lower average selling prices and lower sales volumes. Average selling prices for the second quarter of 2020 were lower than the second quarter of 2019 across all segments due to increased global supply availability as lower global energy costs drove higher global operating rates. Additionally, the second quarter of 2020 did not experience the logistical issues in North America that limited supply and resulted in higher prices at some inland locations in the second quarter of 2019. Factors affecting sales volumes in the second quarter of 2020, which were lower in the ammonia, urea and UAN segments compared to the prior year period, include favorable weather earlier in 2020 compared to 2019 that shifted fertilizer applications into the first quarter compared to 2019.

Cost of sales for the second quarter of 2020 was lower than the second quarter of 2019 due to lower realized natural gas costs and the impact of lower sales volumes.

In the second quarter of 2020, the average cost of natural gas reflected in the company’s cost of sales was $1.86 per MMBtu compared to the average cost of natural gas in cost of sales of $2.81 per MMBtu in the second quarter of 2019.

Capital Management

As of June 30, 2020, the company had cash and cash equivalents of $563 million on the balance sheet, had no borrowings outstanding under its $750 million revolving credit facility and was in compliance with all applicable covenant requirements under its debt instruments. The company did not repurchase shares during the second quarter of 2020 and has approximately $560 million remaining under the share repurchase authorization announced in February 2019.

Capital expenditures in the second quarter and first half of 2020 were $52 million and $119 million, respectively. The company expects the pace of capital expenditures to increase in the second half due to scheduled maintenance and turnaround activities. The company projects that capital expenditures for the full year of 2020 will be approximately $350 million as the nature of some of the activities resulted in an increase in maintenance expenses and a reduction in the amount capitalized.

On July 31, 2020, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $86 million for the distribution period ended June 30, 2020. The distribution was paid on July 31, 2020.

Market Outlook

The company expects that the global nitrogen demand outlook will remain positive into 2021. The U.S. Department of Agriculture (USDA) has estimated that 92 million acres of corn were planted in the U.S. in 2020, on the low end of the range of CF’s projection of 92-94 million acres and well-below USDA’s projections earlier in the year of 97 million planted corn acres. CF anticipates that lower-than-expected planted corn acres, the impact of insurance and government support, and strong demand for corn imports in China will support farm incomes in 2020. Factors that affect planting intentions for 2021 will include 2020 corn yield, corn and soybean export activity and the pace of recovery in fuel consumption. Based on conditions today, including a bean-to-corn price ratio that is supportive of corn plantings in 2021, CF expects U.S. planted corn acres in 2021 to be in line with levels of the last ten years.

Global nitrogen requirements continue to be driven by positive demand in India and Brazil. Favorable weather in India has driven strong urea consumption, with urea sales in India increasing by approximately 50 percent from April through July 2020 compared to the prior year according to government statistics. The strong demand has led to six urea import tenders issued since March by India state procurement agencies. CF believes that high demand and lower than expected volumes secured in the recent tenders will require frequent, possibly monthly, tenders through the end of the year.

Demand for urea imports into Brazil has also been positive, supported by improved farm incomes and no active domestic production. First half 2020 urea imports were 2.8 million metric tons, a 13 percent increase year-over-year. The company projects that total urea imports into Brazil will potentially exceed 6.5 million metric tons for 2020.

Low global energy prices have contributed to global nitrogen supply length as some higher-cost producers have been able to operate due to production cost deflation. However, low global nitrogen prices have contributed to the shutdown of three ammonia plants in Trinidad. The company expects North American nitrogen production facilities to remain at the low-end of the global nitrogen cost curve for the foreseeable future due to their access to low-cost North American natural gas. The company expects North American margins compared to other natural gas-based production to increase as global energy spreads begin to normalize.

The company continues to project that Chinese anthracite coal-based nitrogen complexes will remain the global marginal urea producer and thus set the global price. The price of Chinese anthracite coal has not declined substantially during the COVID-19 pandemic compared to global natural gas prices. Consequently, Chinese urea prices had fallen only modestly, and participation in India urea tenders has been below prior year levels.

Longer-term, CF expects that global demand growth for nitrogen over the next four years will outpace net capacity additions given the limited number of facilities currently under construction around the world and expected delays in completing and starting-up new capacity due to the COVID-19 pandemic.

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,204	$1,502	$2,175	$2,503
Cost of sales	870	1,003	1,637	1,784
Gross margin	$334	$499	$538	$719
Gross margin percentage	27.7%	33.2%	24.7%	28.7%

Net earnings attributable to common stockholders	$190	$283	$258	$373
Net earnings per diluted share	$0.89	$1.28	$1.20	$1.67

EBITDA(1)	$472	$672	$786	$973
Adjusted EBITDA(1)	$490	$631	$808	$936

Tons of product sold (000s)	5,386	5,716	10,074	9,803

Supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$1.86	$2.81	$2.11	$3.16
Realized derivatives loss (gain) in cost of sales(3)	—	—	0.09	(0.01)
Cost of natural gas in cost of sales	$1.86	$2.81	$2.20	$3.15

Average daily market price of natural gas (per MMBtu):
Henry Hub	$1.65	$2.51	$1.76	$2.70
National Balancing Point UK	$1.60	$4.07	$2.40	$5.15

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$—	$(1)	$(12)	$1
Depreciation and amortization	$239	$252	$450	$440
Capital expenditures	$52	$74	$119	$154

Production volume by product tons (000s):
Ammonia(4)	2,483	2,661	5,153	5,228
Granular urea	1,206	1,324	2,491	2,630
UAN (32%)	1,708	1,589	3,307	3,226
AN	546	551	1,061	1,033
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the company’s most concentrated form of nitrogen, containing 82 percent nitrogen. The results of the ammonia segment consist of sales of ammonia to external customers. In addition, ammonia is the “basic” nitrogen form that the company upgrades into other nitrogen products such as urea, UAN and AN.

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$364	$473	$557	$660
Cost of sales	262	300	435	466
Gross margin	$102	$173	$122	$194
Gross margin percentage	28.0%	36.6%	21.9%	29.4%

Sales volume by product tons (000s)	1,118	1,222	1,880	1,828
Sales volume by nutrient tons (000s)(1)	917	1,002	1,542	1,499

Average selling price per product ton	$326	$387	$296	$361
Average selling price per nutrient ton(1)	397	472	361	440

Adjusted gross margin(2):
Gross margin	$102	$173	$122	$194
Depreciation and amortization	60	53	99	82
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(4)	—
Adjusted gross margin	$162	$226	$217	$276
Adjusted gross margin as a percent of net sales	44.5%	47.8%	39.0%	41.8%

Gross margin per product ton	$91	$142	$65	$106
Gross margin per nutrient ton(1)	111	173	79	129
Adjusted gross margin per product ton	145	185	115	151
Adjusted gross margin per nutrient ton(1)	177	226	141	184
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first half periods:

•Factors affecting ammonia sales volume, which increased for the first half of 2020 compared to 2019, include more favorable weather that allowed greater fertilizer application during the spring compared to the prior year period and an increase in planted corn acres in the United States.
•Ammonia average selling prices decreased for the first half of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•Ammonia adjusted gross margin per ton decreased for the first half of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the company’s solid nitrogen products.

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$329	$433	$666	$776
Cost of sales	205	251	429	479
Gross margin	$124	$182	$237	$297
Gross margin percentage	37.7%	42.0%	35.6%	38.3%

Sales volume by product tons (000s)	1,314	1,496	2,695	2,680
Sales volume by nutrient tons (000s)(1)	604	688	1,239	1,233

Average selling price per product ton	$250	$289	$247	$290
Average selling price per nutrient ton(1)	545	629	538	629

Adjusted gross margin(2):
Gross margin	$124	$182	$237	$297
Depreciation and amortization	66	79	138	145
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	(4)	1
Adjusted gross margin	$190	$261	$371	$443
Adjusted gross margin as a percent of net sales	57.8%	60.3%	55.7%	57.1%

Gross margin per product ton	$94	$122	$88	$111
Gross margin per nutrient ton(1)	205	265	191	241
Adjusted gross margin per product ton	145	174	138	165
Adjusted gross margin per nutrient ton(1)	315	379	299	359
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first half periods:

•Granular urea sales volume in the first half of 2020 was approximately the same as the first half of 2019.
•Urea average selling prices decreased for the first half of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates. Additionally, the first half of 2020 did not experience the logistical issues in North America that limited supply and resulted in higher prices at some inland locations in the first half of 2019.
•Granular urea adjusted gross margin per ton decreased for the first half of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$308	$369	$543	$625
Cost of sales	245	277	438	472
Gross margin	$63	$92	$105	$153
Gross margin percentage	20.5%	24.9%	19.3%	24.5%

Sales volume by product tons (000s)	1,840	1,871	3,230	3,139
Sales volume by nutrient tons (000s)(1)	580	591	1,016	987

Average selling price per product ton	$167	$197	$168	$199
Average selling price per nutrient ton(1)	531	624	534	633

Adjusted gross margin(2):
Gross margin	$63	$92	$105	$153
Depreciation and amortization	65	71	117	117
Unrealized net mark-to-market gain on natural gas derivatives	(1)	(1)	(4)	—
Adjusted gross margin	$127	$162	$218	$270
Adjusted gross margin as a percent of net sales	41.2%	43.9%	40.1%	43.2%

Gross margin per product ton	$34	$49	$33	$49
Gross margin per nutrient ton(1)	109	156	103	155
Adjusted gross margin per product ton	69	87	67	86
Adjusted gross margin per nutrient ton(1)	219	274	215	274
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first half periods:

•Factors affecting UAN sales volume, which increased for the first half of 2020 compared to 2019, include more favorable weather that allowed greater fertilizer application during the spring compared to the prior year period and an increase in planted corn acres in the United States.
•UAN average selling prices decreased for the first half of 2020 compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates. Additionally, the first half of 2020 did not experience the logistical issues in North America that limited supply and resulted in higher prices at some inland locations in the first half of 2019.
•UAN adjusted gross margin per ton decreased in the first half of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$118	$126	$234	$253
Cost of sales	91	94	194	208
Gross margin	$27	$32	$40	$45
Gross margin percentage	22.9%	25.4%	17.1%	17.8%

Sales volume by product tons (000s)	576	528	1,123	1,029
Sales volume by nutrient tons (000s)(1)	195	179	379	345

Average selling price per product ton	$205	$239	$208	$246
Average selling price per nutrient ton(1)	605	704	617	733

Adjusted gross margin(2):
Gross margin	$27	$32	$40	$45
Depreciation and amortization	25	21	51	43
Unrealized net mark-to-market loss on natural gas derivatives	1	—	—	—
Adjusted gross margin	$53	$53	$91	$88
Adjusted gross margin as a percent of net sales	44.9%	42.1%	38.9%	34.8%

Gross margin per product ton	$47	$61	$36	$44
Gross margin per nutrient ton(1)	138	179	106	130
Adjusted gross margin per product ton	92	100	81	86
Adjusted gross margin per nutrient ton(1)	272	296	240	255
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first half periods:

•Factors affecting AN sales volume, which increased for the first half of 2020 compared to 2019, include higher demand in Europe for agricultural applications.
•AN average selling prices for the first half of 2020 decreased compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•AN adjusted gross margin per ton decreased for the first half of 2020 compared to 2019 due to lower average selling prices, partially offset by lower realized natural gas costs.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(dollars in millions, except per ton amounts)
Net sales	$85	$101	$175	$189
Cost of sales	67	81	141	159
Gross margin	$18	$20	$34	$30
Gross margin percentage	21.2%	19.8%	19.4%	15.9%

Sales volume by product tons (000s)	538	599	1,146	1,127
Sales volume by nutrient tons (000s)(1)	108	121	228	224

Average selling price per product ton	$158	$169	$153	$168
Average selling price per nutrient ton(1)	787	835	768	844

Adjusted gross margin(2):
Gross margin	$18	$20	$34	$30
Depreciation and amortization	17	19	34	36
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	—	—
Adjusted gross margin	$35	$39	$68	$66
Adjusted gross margin as a percent of net sales	41.2%	38.6%	38.9%	34.9%

Gross margin per product ton	$33	$33	$30	$27
Gross margin per nutrient ton(1)	167	165	149	134
Adjusted gross margin per product ton	65	65	59	59
Adjusted gross margin per nutrient ton(1)	324	322	298	295
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2020 to 2019 first half periods:

•Factors affecting Other segment sales volume, which increased for the first half of 2020 compared to 2019, include higher sales of NPKs and DEF, partially offset by lower nitric acid sales.
•Other average selling prices for the first half of 2020 decreased compared to 2019 due to increased global supply availability as lower global energy costs drove higher global operating rates.
•Other segment adjusted gross margin per ton was unchanged.

Dividend Payment

On July 10, 2020, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on August 31, 2020 to stockholders of record as of August 17, 2020.

Conference Call

CF Industries will hold a conference call to discuss its first half and second quarter 2020 results at 11:00 a.m. ET on Thursday, August 6, 2020. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries is a leading global manufacturer and distributor of nitrogen products for fertilizer, emissions abatement and other industrial applications. We operate manufacturing complexes in the United States, Canada, and the United Kingdom, which are among the most cost-advantaged, efficient and flexible in the world, and an unparalleled storage, transportation and distribution network in North America. Our 3,000 employees focus on safe and reliable operations, environmental stewardship and disciplined capital and corporate management, driving our strategy to leverage and sustainably grow the world’s most advantaged nitrogen and chemicals platform to serve customers, creating long-term shareholder value. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and statements about future financial and operating results.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the impact of the novel coronavirus disease 2019 (COVID-19) pandemic, including measures taken by governmental authorities to slow the spread of the virus, on our business and operations; the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s fertilizer products, the conditions in the international market for nitrogen products, and the intense global competition from other fertilizer producers; conditions in the United States, Europe and other agricultural areas; the volatility of natural gas prices in North America and Europe; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with cyber security; weather conditions; risks associated with changes in tax laws and disagreements with taxing authorities; the Company’s reliance on a limited number of key facilities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; future regulatory restrictions and requirements related to greenhouse gas emissions; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; risks associated with the Company’s Point Lisas Nitrogen Limited joint venture; acts of terrorism and regulations to combat terrorism; risks associated with international operations; and deterioration of global market and economic conditions.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(in millions, except per share amounts)
Net sales	$1,204	$1,502	$2,175	$2,503
Cost of sales	870	1,003	1,637	1,784
Gross margin	334	499	538	719
Selling, general and administrative expenses	51	62	105	120
Other operating—net	6	(37)	12	(33)
Total other operating costs and expenses	57	25	117	87
Equity in earnings of operating affiliate	3	1	6	8
Operating earnings	280	475	427	640
Interest expense	49	59	93	119
Interest income	(17)	(4)	(18)	(8)
Other non-operating—net	(3)	(2)	(3)	(3)
Earnings before income taxes	251	422	355	532
Income tax provision	33	102	46	94
Net earnings	218	320	309	438
Less: Net earnings attributable to noncontrolling interest	28	37	51	65
Net earnings attributable to common stockholders	$190	$283	$258	$373

Net earnings per share attributable to common stockholders:
Basic	$0.89	$1.28	$1.20	$1.68
Diluted	$0.89	$1.28	$1.20	$1.67
Weighted-average common shares outstanding:
Basic	214.5	221.1	215.2	222.2
Diluted	214.6	222.3	215.6	223.4

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2020	December 31, 2019
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$563	$287
Accounts receivable—net	250	242
Inventories	273	351
Prepaid income taxes	20	71
Other current assets	30	23
Total current assets	1,136	974
Property, plant and equipment—net	7,791	8,170
Investment in affiliate	94	88
Goodwill	2,346	2,365
Operating lease right-of-use assets	279	280
Other assets	304	295
Total assets	$11,950	$12,172

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$389	$437
Income taxes payable	109	1
Customer advances	8	119
Current operating lease liabilities	92	90
Other current liabilities	17	18
Total current liabilities	615	665
Long-term debt	3,959	3,957
Deferred income taxes	1,175	1,246
Operating lease liabilities	191	193
Other liabilities	434	474
Equity:
Stockholders’ equity	2,873	2,897
Noncontrolling interest	2,703	2,740
Total equity	5,576	5,637
Total liabilities and equity	$11,950	$12,172

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(in millions)
Operating Activities:
Net earnings	$218	$320	$309	$438
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	239	252	450	440
Deferred income taxes	(46)	71	(96)	85
Stock-based compensation expense	6	11	13	17
Unrealized net (gain) loss on natural gas derivatives	—	(1)	(12)	1
Unrealized loss on embedded derivative	2	1	1	2
Loss (gain) on disposal of property, plant and equipment	9	(46)	9	(45)
Undistributed earnings of affiliate—net of taxes	(4)	(2)	(8)	(10)
Changes in:
Accounts receivable—net	1	(50)	(11)	(78)
Inventories	80	122	51	21
Accrued and prepaid income taxes	180	11	190	35
Accounts payable and accrued expenses	4	(29)	(43)	(94)
Customer advances	(230)	(280)	(110)	(128)
Other—net	(33)	7	(25)	9
Net cash provided by operating activities	426	387	718	693
Investing Activities:
Additions to property, plant and equipment	(52)	(74)	(119)	(154)
Proceeds from sale of property, plant and equipment	—	58	—	63
Insurance proceeds for property, plant and equipment	—	—	2	—
Net cash used in investing activities	(52)	(16)	(117)	(91)
Financing Activities:
Proceeds from short-term borrowings	—	—	500	—
Repayments of short-term borrowings	(500)	—	(500)	—
Dividends paid on common stock	(64)	(66)	(129)	(133)
Distributions to noncontrolling interest	—	—	(88)	(86)
Purchases of treasury stock	—	(122)	(100)	(209)
Issuances of common stock under employee stock plans	—	4	3	6
Shares withheld for taxes	(1)	—	(9)	(4)
Net cash used in financing activities	(565)	(184)	(323)	(426)
Effect of exchange rate changes on cash and cash equivalents	1	—	(2)	—
(Decrease) increase in cash and cash equivalents	(190)	187	276	176
Cash and cash equivalents at beginning of period	753	671	287	682
Cash and cash equivalents at end of period	$563	$858	$563	$858

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the company and its ability to generate cash and to evaluate the company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended June 30,
	2020	2019
	(in millions)
Net cash provided by operating activities	$1,530	$1,592
Capital expenditures	(369)	(431)
Distributions to noncontrolling interest	(188)	(166)
Free cash flow	$973	$995

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
	(in millions)
Net earnings	$218	$320	$309	$438
Less: Net earnings attributable to noncontrolling interest	(28)	(37)	(51)	(65)
Net earnings attributable to common stockholders	190	283	258	373
Interest expense—net	32	55	75	111
Income tax provision	33	102	46	94
Depreciation and amortization	239	252	450	440
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(21)	(18)	(41)	(41)
Loan fee amortization(1)	(1)	(2)	(2)	(4)
EBITDA	472	672	786	973
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	(1)	(12)	1
Special COVID-19 bonus for operational workforce	15	—	15	—
(Gain) loss on foreign currency transactions, including intercompany loans	(5)	5	13	7
Engineering cost write-off(2)	8	—	8	—
Gain on sale of Pine Bend facility	—	(45)	—	(45)
Property insurance proceeds(3)	—	—	(2)	—
Total adjustments	18	(41)	22	(37)
Adjusted EBITDA	$490	$631	$808	$936

Net sales	$1,204	$1,502	$2,175	$2,503
Tons of product sold (000s)	5,386	5,716	10,074	9,803

Net earnings attributable to common stockholders per ton	$35.28	$49.51	$25.61	$38.05
EBITDA per ton	$87.63	$117.56	$78.02	$99.26
Adjusted EBITDA per ton	$90.98	$110.39	$80.21	$95.48
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.
(2)Represents costs written off upon the cancellation of a project at one of our nitrogen complexes.
(3)Represents proceeds related to a property insurance claim at one of our nitrogen complexes.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY

During the three and six months ended June 30, 2020 and 2019, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended June 30, 2020 and 2019, we reported net earnings attributable to common stockholders of $190 million and $283 million, respectively. During the six months ended June 30, 2020 and 2019, we reported net earnings attributable to common stockholders of $258 million and $373 million, respectively.

	Three months ended June 30,				Six months ended June 30,
	2020		2019		2020		2019
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market (gain) loss on natural gas derivatives(1)	$—	$—	$(1)	$—	$(12)	$(9)	$1	$1
Special COVID-19 bonus for operational workforce(1)	15	12	—	—	15	12	—	—
(Gain) loss on foreign currency transactions, including intercompany loans(2)	(5)	(4)	5	4	13	10	7	5
Engineering cost write-off(2)(3)	8	6	—	—	8	6	—	—
Insurance proceeds(2)(4)	—	—	—	—	(10)	(8)	—	—
Gain on sale of Pine Bend facility(2)	—	—	(45)	(35)	—	—	(45)	(35)
Louisiana incentive tax credit(5)	—	—	—	—	—	—	—	(30)
Terra amended tax returns(6)	(16)	(32)	—	—	(16)	(32)	—	—
_______________________________________________________________________________
(1) Included in cost of sales in our consolidated statements of operations.
(2) Included in other operating—net in our consolidated statements of operations.
(3) Represents costs written off upon the cancellation of a project at one of our nitrogen complexes.
(4) Represents proceeds related to an insurance claim at one of our nitrogen complexes. Consists of $8 million related to business interruption insurance proceeds and $2 million related to property insurance proceeds.
(5) Included in income tax provision in our consolidated statement of operations.
(6) Included in interest income and income tax provision in our consolidated statements of operations.